Exhibit 99.1

For Immediate Release:

Contact:	Therese Crozier Corporate Communications 510 789-4331

NICHOLAS J. SIMON III JOINS SANGSTAT'S BOARD OF DIRECTORS

Fremont, Calif.- July 9, 2001 - SangStat (Nasdaq: SANG) announced today that Nicholas J. Simon III has been named to its Board of Directors. Mr. Simon is Founder and Chief Executive Officer of Collabra Pharma, a pharmaceutical development company, and has over 20 years of experience in the Biotechnology and Pharmaceutical industries.

"We are very fortunate to have someone with Mr. Simon's extensive experience in the biotechnology and pharmaceutical industries join our board," said Jean-Jacques Bienaimé, SangStat's Chairman, President and CEO. "Nick's proven track record and many successes in business development will be a helpful and welcome addition to our board."

Prior to Collabra Pharma, Mr. Simon was at Genentech, Inc from 1989 to 2000, where he was Vice President of Business and Corporate Development, and was responsible for product acquisitions, strategic alliances and technology venture activities, as well as corporate strategic planning. Mr. Simon was responsible for establishing over 50 alliances valued at $20 billion with biopharmaceutical companies. Mr. Simon also serves as a director to several other healthcare companies.

SangStat

SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the U.K., and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG". The company's web site is located at www.sangstat.com.

Except for the historical information contained herein, this press release contains forward- looking statements that involve risks and uncertainties, including statements regarding SangStat's product development and marketing of products. Forward- looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Factors that could cause actual results to differ materially include, without limitation, failures or delays in its drug discovery or development programs, and existing or new competition with respect to both product development and marketing of existing products. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 2000 Annual Report on Form 10-K, its 2001 quarterly reports on Form 10-Q and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

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